Exhibit 18.1


To the Board of Directors
Of Hollywood Entertainment Corporation


Dear Directors:

We have audited the consolidated financial statements included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 1998 and issued our report thereon dated March 1, 1999. Note 4 to the consolidated financial statements describes a change in the Corporation's amortization method for videocassette rental inventory. It should be understood that the preferability of one acceptable method of amortization of videocassette rental inventory accounting over another has not been addressed in any authoritative accounting literature and in arriving at our opinion expressed below, we have relied on management's business planning and judgement. Based on our discussions with management and the stated reasons for the change, we believe that such change represents, in your circumstances, the adoption of a preferable alternative accounting principle for the amortization of videocassette rental inventories in conformity with Accounting Principles Board Opinion No. 20.

Yours very truly,


PricewaterhouseCoopers LLP
Portland, Oregon
March 1, 1999